Exhibit 99.1

XPO Logistics Announces Third Quarter 2018 Results

Reports 11.5% revenue growth, led by contract logistics and freight brokerage

Closes $918 million of new business in the quarter, up 43% year-over-year

GREENWICH, Conn. — October 31, 2018 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the third quarter 2018. Revenue increased 11.5% year-over-year to $4.34 billion. Net income attributable to common shareholders was $100.8 million for the quarter, compared with net income attributable to common shareholders of $57.5 million for the same period in 2017. Earnings per diluted share was $0.74 for the quarter, compared with $0.44 for the same period in 2017.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $121.3 million for the quarter, compared with $76.7 million for the same period in 2017. Adjusted earnings per diluted share, a non-GAAP financial measure, was $0.89 for the quarter, compared with $0.59 for the same period in 2017. EPS and adjusted EPS for the third quarter 2018 were decreased by $0.07 due to a charge of $15.6 million, or $11.4 million after-tax, related to a customer bankruptcy. Adjusted net income attributable to common shareholders and adjusted earnings per diluted share for the third quarter 2018 exclude: $16.8 million, or $12.3 million after-tax, of debt extinguishment costs; $11.7 million, or $10.8 million after-tax, of integration and rebranding costs; and a benefit of $0.7 million, or $0.5 million after-tax, of non-cash unrealized gains on foreign currency contracts. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $414.9 million for the third quarter 2018, compared with $369.6 million of adjusted EBITDA for the same period in 2017. Adjusted EBITDA for the third quarter 2018 excludes integration and rebranding costs of $11.7 million. Adjusted EBITDA in the quarter reflects the impact of a $15.6 million charge related to a customer bankruptcy.

For the third quarter 2018, the company generated $288.2 million of cash flow from operations and $173.0 million of free cash flow.

Updates Financial Targets

The company has updated its full-year 2018 target for adjusted EBITDA to approximately $1.585 billion, from at least $1.6 billion. The revised target for adjusted EBITDA primarily reflects the impact of a customer bankruptcy in the third quarter. The company has reaffirmed its 2017–2018 target for cumulative free cash flow of approximately $1 billion.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our robust organic growth of 10.5% in the quarter was led by strong demand for e-commerce logistics and freight brokerage. In our North American LTL business, we improved the adjusted operating ratio by 220 basis points from a year ago. Companywide, we again grew profitability faster than revenue, despite the impact of a customer bankruptcy.

“Our disciplined investments in growth over the past 18 months are gaining traction. We closed $918 million of new business in the quarter, up 43% from last year, due in large part to our expanded sales organization and proprietary technology. In contract logistics, we implemented a record 90 customer contracts through September, enabled by intelligent automation. And in North American brokerage, we used dynamic freight-matching algorithms to realize 18% revenue growth and 370 basis points of margin improvement with fewer people. This is the same technology used by XPO Connect, our digital freight marketplace.”

Jacobs continued, “Our leading positions in sectors such as e-commerce, as well as our capacity for innovation, should keep us growing faster than the industry in any macro environment. We’re continuing to explore acquisition opportunities that will further accelerate our trajectory.”

Third Quarter 2018 Results by Segment

•

Transportation: The company’s transportation segment generated revenue of $2.85 billion for the quarter, a 10.5% increase from the same period in 2017. Segment revenue growth was led by increases in freight brokerage and last mile in North America, as well as dedicated truckload transportation in the UK and France.

Operating income for the transportation segment increased to $195.2 million in the quarter, compared with $145.2 million for the same period in 2017. Adjusted EBITDA for the segment improved to $326.5 million, an increase of 20.0% from a year ago. The increases in operating income and adjusted EBITDA primarily were due to growth in global freight brokerage, less-than-truckload (LTL) operating margin improvement in North America, and growth in dedicated truckload in Europe. Within the North American less-than-truckload unit, the operating ratio was 87.0%. The adjusted operating ratio was 85.4%, a 220 basis point improvement from 87.6% for the third quarter 2017.

•

Logistics: The company’s logistics segment generated revenue of $1.52 billion for the quarter, a 13.1% increase from the same period in 2017. Segment revenue growth was led by rising demand for e-commerce logistics globally, as well as by the consumer packaged goods and food and beverage sectors in North America and the fashion sector in Europe.

Operating income for the logistics segment decreased to $59.5 million, compared with $67.3 million for the same period in 2017. Adjusted EBITDA for the segment was $128.0 million, unchanged from a year ago. The decrease in operating income primarily was due to a $15.6 million charge related to a customer bankruptcy, and to a record number of contract start-ups year-to-date: 46 in Europe and 44 in North America.

•

Corporate: Corporate SG&A expense was $45.7 million for the quarter, compared with $35.8 million for the same period in 2017. The increase in corporate expense primarily reflects an increase in share-based compensation expense tied to the increase in the share price of XPO stock, as well as increased corporate headcount and information technology associated with the centralization of shared services from field operations.

Nine Months 2018 Financial Results

For the nine months ended September 30, 2018, the company reported total revenue of $12.89 billion, a 15.2% increase from the same period in 2017. Net income attributable to common shareholders was $305.2 million for the first nine months of 2018, compared with $124.5 million for the same period in 2017. Earnings per diluted share was $2.26 for the first nine months of 2018, compared with $0.99 for the same period in 2017.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $334.0 million for the first nine months of 2018, compared with $189.3 million for the same period in 2017. Adjusted earnings per diluted share, a non-GAAP financial measure, was $2.48 for the first nine months of 2018, compared with $1.50 for the same period in 2017. Adjusted net income attributable to common shareholders and adjusted earnings per diluted share for the first nine months of 2018 exclude $27.1 million, or $19.8 million after-tax, of debt extinguishment costs; $26.7 million, or $21.8 million after-tax, of integration and rebranding costs; and a benefit of $12.9 million, or $9.5 million after-tax, from non-cash unrealized gains on foreign currency contracts.

Adjusted EBITDA for the first nine months of 2018, a non-GAAP financial measure, improved to $1.18 billion, compared with $1.03 billion for the same period in 2017. Adjusted EBITDA for the first nine months of 2018 excludes $26.7 million of integration and rebranding costs.

Conference Call

The company will hold a conference call on Thursday, November 1, 2018, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until December 1, 2018. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13683596.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 32 countries, with 1,529 locations and more than 98,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document. This document contains the following non-GAAP financial measures: earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three and nine-month periods ended

September 30, 2018 and 2017, on a consolidated basis and for our transportation and logistics segments; free cash flow for the three and nine-month periods ended September 30, 2018 and 2017; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three and nine-month periods ended September 30, 2018 and 2017; net revenue for the three and nine-month periods ended September 30, 2018 and 2017 for our transportation and logistics segments and intersegment eliminations; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business for the three and nine-month periods ended September 30, 2018 and 2017; and organic revenue growth for the three-month periods ended September 30, 2018 and 2017, on a consolidated basis.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. Items excluded from such non-GAAP financial measures are significant and necessary components of the operations of our business, and, therefore, such measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and restructuring costs. Transaction, integration and restructuring adjustments are generally incremental costs that result from actual or planned acquisitions or divestitures (i.e., transaction costs, integration costs, consulting fees and internal salaries to the extent that individuals are assigned full-time to integration and transformation activities), as well as restructuring costs, such as severance, related to business optimization activities. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration, restructuring and rebranding costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and fuel surcharges.

With respect to our 2018 financial target of adjusted EBITDA and our 2017-2018 cumulative target for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets for our consolidated adjusted EBITDA and free cash flow, our expected future growth prospects and our exploration of acquisition opportunities. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com

Media Contact

XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$4,335.1	$3,887.1	$12,890.1	$11,186.9
Operating expenses
Cost of transportation and services	2,248.6	2,043.4	6,747.7	5,901.8
Direct operating expense	1,430.3	1,267.4	4,212.7	3,616.1
Sales, general and administrative expense	447.2	399.6	1,351.7	1,213.4

Total operating expenses	4,126.1	3,710.4	12,312.1	10,731.3

Operating income	209.0	176.7	578.0	455.6

Other expense (income)	(18.3)	(16.8)	(68.1)	(35.8)
Foreign currency loss	3.3	15.0	5.3	53.9
Debt extinguishment loss	16.8	4.6	27.1	13.6
Interest expense	51.0	72.5	165.3	222.4

Income before income tax provision	156.2	101.4	448.4	201.5
Income tax provision	41.0	30.4	95.0	48.4

Net income	115.2	71.0	353.4	153.1
Net income attributable to noncontrolling interests	(6.2)	(8.5)	(22.8)	(17.4)

Net income attributable to XPO	$109.0	$62.5	$330.6	$135.7

Net income attributable to common shareholders * [1]	$100.8	$57.5	$305.2	$124.5
Basic earnings per share [1]	$0.81	$0.49	$2.50	$1.10
Diluted earnings per share [1]	$0.74	$0.44	$2.26	$0.99
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	125.2	117.5	122.1	113.5
Diluted weighted-average common shares outstanding	136.6	129.8	134.8	126.2
* Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$7.5	$4.3	$23.3	$9.0
Preferred dividends	0.7	0.7	2.1	2.2

[1]

The sum of quarterly net income attributable to common shareholders and earnings per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and the impact of the two-class method of calculating earnings per share.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$427.9	$396.9
Accounts receivable, net of allowances of $51.9 and $42.4, respectively	2,914.9	2,725.3
Other current assets	487.5	465.7

Total current assets	3,830.3	3,587.9

Property and equipment, net of $1,454.8 and $1,109.5 in accumulated depreciation, respectively	2,705.2	2,663.7
Goodwill	4,494.8	4,563.6
Identifiable intangible assets, net of $670.6 and $559.5 in accumulated amortization, respectively	1,298.7	1,435.3
Other long-term assets	347.1	351.1

Total long-term assets	8,845.8	9,013.7

Total assets	$12,676.1	$12,601.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,231.8	$1,250.7
Accrued expenses	1,517.9	1,525.8
Current maturities of long-term debt	84.0	103.7
Other current liabilities	161.4	116.9

Total current liabilities	2,995.1	2,997.1

Long-term debt	4,005.3	4,417.5
Deferred tax liability	428.9	418.8
Employee benefit obligations	157.9	162.1
Other long-term liabilities	499.1	596.1

Total long-term liabilities	5,091.2	5,594.5

Stockholders’ equity:
Convertible perpetual preferred stock, $0.001 par value; 10.0 shares authorized; 0.07 of Series A shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	41.0	41.2
Common stock, $0.001 par value; 300.0 shares authorized; 126.9 and 119.9 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	0.1	0.1
Additional paid-in capital	3,913.5	3,590.0
Retained earnings (accumulated deficit)	286.1	(42.6)
Accumulated other comprehensive (loss) income	(59.2)	15.7

Total stockholders’ equity before noncontrolling interests	4,181.5	3,604.4

Noncontrolling interests	408.3	405.6

Total equity	4,589.8	4,010.0

Total liabilities and equity	$12,676.1	$12,601.6

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2018	2017
Operating activities
Net income	$353.4	$153.1
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	527.2	489.1
Stock compensation expense	64.1	50.1
Accretion of debt	11.1	14.5
Deferred tax expense (benefit)	14.3	(3.1)
Debt extinguishment loss	27.1	13.6
Unrealized (gain) loss on foreign currency option and forward contracts	(12.9)	49.9
Other	3.2	20.1
Changes in assets and liabilities:
Accounts receivable	(262.0)	(199.8)
Other assets	(98.5)	(45.4)
Accounts payable	(4.1)	48.6
Accrued expenses and other liabilities	(86.7)	(71.2)

Net cash provided by operating activities	536.2	519.5

Investing activities
Payment for purchases of property and equipment	(413.1)	(389.9)
Proceeds from sale of assets	91.7	59.6
Other	(13.0)	—

Net cash used by investing activities	(334.4)	(330.3)

Financing activities
Proceeds from issuance of long-term debt	895.8	523.5
Repurchase of debt	(1,225.4)	(782.9)
Proceeds from borrowings on ABL facility	925.0	495.0
Repayment of borrowings on ABL facility	(1,025.0)	(525.0)
Repayment of long-term debt and capital leases	(84.7)	(80.9)
Payment for debt issuance costs	(6.4)	(12.8)
Proceeds from forward sale settlement	348.5	—
Proceeds from common stock offering	—	287.6
Change in bank overdrafts	18.4	11.5
Payment for tax withholdings for restricted shares	(48.8)	(15.2)
Dividends paid	(4.1)	(3.3)
Other	6.2	(1.0)

Net cash used by financing activities	(200.5)	(103.5)

Effect of exchange rates on cash, cash equivalents and restricted cash	(9.9)	9.4
Net (decrease) increase in cash, cash equivalents and restricted cash	(8.6)	95.1
Cash, cash equivalents and restricted cash, beginning of period *	449.0	399.8

Cash, cash equivalents and restricted cash, end of period *	$440.4	$494.9

*

In connection with the adoption of Accounting Standards Update 2016-18, the Company is required to reconcile to cash, cash equivalents and restricted cash in its cash flow statement. Restricted cash was $12.5 million, $52.1 million, $21.8 million and $26.4 million at September 30, 2018, December 31, 2017, September 30, 2017 and December 31, 2016, respectively. The prior period presentation has been restated to reflect the current period presentation.

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Variance	Change%	2018	2017	$ Variance	Change%
Revenue	$2,850.6	$2,579.5	$271.1	10.5%	$8,512.4	$7,494.0	$1,018.4	13.6%
Cost of transportation and services	2,054.7	1,862.1	192.6	10.3%	6,150.1	5,380.9	769.2	14.3%

Net revenue[a]	795.9	717.4	78.5	10.9%	2,362.3	2,113.1	249.2	11.8%

Direct operating expense	335.4	320.0	15.4	4.8%	1,011.3	941.6	69.7	7.4%
Sales, general and administrative expense
Salaries and benefits	148.4	133.6	14.8	11.1%	455.8	399.3	56.5	14.1%
Other sales, general and administrative expense	37.0	39.7	(2.7)	-6.8%	120.0	128.9	(8.9)	-6.9%
Purchased services	32.2	36.7	(4.5)	-12.3%	100.8	100.0	0.8	0.8%
Depreciation and amortization	47.7	42.2	5.5	13.0%	134.8	127.8	7.0	5.5%

Total sales, general and administrative expense	265.3	252.2	13.1	5.2%	811.4	756.0	55.4	7.3%

Operating income	$195.2	$145.2	$50.0	34.4%	$539.6	$415.5	$124.1	29.9%

Other income (expense)[b]	10.3	5.1	5.2	102.0%	31.2	15.1	16.1	106.6%
Total depreciation and amortization	117.4	113.6	3.8	3.3%	347.3	335.1	12.2	3.6%

EBITDA[a]	$322.9	$263.9	$59.0	22.4%	$918.1	$765.7	$152.4	19.9%

Transaction, integration and restructuring costs	2.2	7.4	(5.2)	-70.3%	6.2	17.8	(11.6)	-65.2%
Rebranding costs	1.4	0.7	0.7	100.0%	2.9	16.9	(14.0)	-82.8%

Adjusted EBITDA[a] *	$326.5	$272.0	$54.5	20.0%	$927.2	$800.4	$126.8	15.8%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.
[b]	Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Operations.
*

For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the Condensed Consolidated Statements of Operations.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
North America
Freight Brokerage	$739.1	$628.6	$2,177.9	$1,748.9
Less-Than-Truckload	981.7	928.5	2,890.2	2,753.8
Last Mile	271.0	242.1	777.9	679.5
Managed Transport	110.1	118.1	361.3	372.1

Total North America	2,101.9	1,917.3	6,207.3	5,554.3
Europe
Freight Brokerage and Truckload	456.9	409.3	1,408.0	1,198.3
Less-Than-Truckload	246.2	220.5	757.2	645.3

Total Europe	703.1	629.8	2,165.2	1,843.6
Global Forwarding	83.3	75.8	250.6	219.9
Eliminations	(37.7)	(43.4)	(110.7)	(123.8)

Total Revenue	$2,850.6	$2,579.5	$8,512.4	$7,494.0

Net Revenue
North America
Freight Brokerage	$138.0	$94.4	$376.0	$264.1
Less-Than-Truckload	392.7	368.3	1,157.5	1,100.8
Last Mile	76.5	71.5	226.5	202.6
Managed Transport	23.8	25.1	75.5	82.8

Total North America	631.0	559.3	1,835.5	1,650.3
Europe	150.6	145.2	483.5	425.1
Global Forwarding	14.3	12.9	43.3	37.7

Total Net Revenue[a]	$795.9	$717.4	$2,362.3	$2,113.1

Net Revenue %
North America
Freight Brokerage	18.7%	15.0%	17.3%	15.1%
Less-Than-Truckload	40.0%	39.7%	40.0%	40.0%
Last Mile	28.2%	29.5%	29.1%	29.8%
Managed Transport	21.6%	21.3%	20.9%	22.3%

Total North America	30.0%	29.2%	29.6%	29.7%
Europe	21.4%	23.1%	22.3%	23.1%
Global Forwarding	17.2%	17.0%	17.3%	17.1%

Overall Net Revenue %	27.9%	27.8%	27.8%	28.2%

Direct Operating Expense
North America
Freight Brokerage	$22.7	$21.0	$69.3	$64.6
Less-Than-Truckload	168.1	171.2	505.8	510.3
Last Mile	23.2	16.9	64.2	47.1
Managed Transport	16.1	15.9	53.9	46.2

Total North America	230.1	225.0	693.2	668.2
Europe	102.4	91.4	308.3	262.8
Global Forwarding	2.9	3.6	9.8	10.6

Total Direct Operating Expense	$335.4	$320.0	$1,011.3	$941.6

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Truckload revenue is before intercompany eliminations.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Number of Working Days	63.0	62.5
Lbs. per Day (Thousands)	75,385	76,500
% Change in Lbs. per Day*	-1.5%	5.6%
Shipments per Day	52,769	55,798
% Change in Shipments per Day*	-5.4%	1.8%
Avg. Weight per Shipment (in pounds)	1,429	1,371
% Change in Weight per Shipment*	4.2%	3.7%
Gross Revenue per Shipment	$300.76	$275.93
Gross Revenue per Hundred Weight (including fuel surcharges)	$21.05	$20.13
Gross Revenue per Hundred Weight (excluding fuel surcharges)	$18.05	$17.72
% Change in Gross Revenue per Hundred Weight*
Including fuel surcharges	4.6%	3.1%
Excluding fuel surcharges	1.9%	1.8%
Average Length of Haul (in Miles)	805.5	818.2
Total Average Load Factor**	22,342	22,445
Average Age of Tractor Fleet (Years)	5.71	5.23

*Compared with the same quarter of the previous year.
**Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Variance	Change%	2018	2017	$ Variance	Change%
Revenue (excluding fuel surcharge revenue)	$826.5	$800.9	$25.6	3.2%	$2,439.0	$2,384.9	$54.1	2.3%
Fuel surcharge revenue	142.7	115.2	27.5	23.9%	413.9	334.5	79.4	23.7%

Revenue	969.2	916.1	53.1	5.8%	2,852.9	2,719.4	133.5	4.9%
Salaries, wages and employee benefits	442.6	429.1	13.5	3.1%	1,312.3	1,275.1	37.2	2.9%
Purchased transportation	103.7	114.0	(10.3)	-9.0%	299.9	330.0	(30.1)	-9.1%
Fuel and fuel-related taxes	74.6	56.7	17.9	31.6%	217.2	170.0	47.2	27.8%
Depreciation and amortization	62.3	59.6	2.7	4.5%	182.9	176.9	6.0	3.4%
Other operating expenses	120.8	118.5	2.3	1.9%	362.8	342.4	20.4	6.0%
Maintenance	26.2	25.8	0.4	1.6%	77.4	82.4	(5.0)	-6.1%
Rents and leases	10.4	10.4	—	0.0%	32.8	31.5	1.3	4.1%
Purchased labor	3.0	3.8	(0.8)	-21.1%	9.4	9.9	(0.5)	-5.1%

Operating income	125.6	98.2	27.4	27.9%	358.2	301.2	57.0	18.9%

Operating ratio[a]	87.0%	89.3%			87.4%	88.9%

Transaction, integration, restructuring and rebranding costs	—	4.2	(4.2)	-100.0%	—	18.1	(18.1)	-100.0%
Amortization expense	8.4	8.4	—	0.0%	25.3	25.3	—	0.0%
Other income	7.3	3.0	4.3	143.3%	22.0	9.0	13.0	144.4%

Adjusted operating income[b]	$141.3	$113.8	$27.5	24.2%	$405.5	$353.6	$51.9	14.7%

Adjusted operating ratio[c]	85.4%	87.6%			85.8%	87.0%

[a] Operating ratio is calculated as (1 - (Operating income divided by Revenue)).
[b] See the “Non-GAAP Financial Measures” section of the Press Release.
[c] Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Variance	Change%	2018	2017	$ Variance	Change%
Revenue	$1,516.8	$1,340.7	$176.1	13.1%	$4,472.7	$3,781.9	$690.8	18.3%
Cost of transportation and services	225.8	212.2	13.6	6.4%	692.4	605.3	87.1	14.4%

Net revenue[a]	1,291.0	1,128.5	162.5	14.4%	3,780.3	3,176.6	603.7	19.0%

Direct operating expense	1,095.1	948.4	146.7	15.5%	3,202.0	2,674.7	527.3	19.7%
Sales, general and administrative expense
Salaries and benefits	66.6	64.1	2.5	3.9%	216.6	185.0	31.6	17.1%
Other sales, general and administrative expense	30.9	8.6	22.3	259.3%	68.0	45.0	23.0	51.1%
Purchased services	19.0	21.5	(2.5)	-11.6%	60.6	65.7	(5.1)	-7.8%
Depreciation and amortization	19.9	18.6	1.3	7.0%	58.8	56.6	2.2	3.9%

Total sales, general and administrative expense	136.4	112.8	23.6	20.9%	404.0	352.3	51.7	14.7%

Operating income	$59.5	$67.3	$(7.8)	-11.6%	$174.3	$149.6	$24.7	16.5%

Other income (expense)[b]	7.5	5.0	2.5	50.0%	23.3	14.7	8.6	58.5%
Total depreciation and amortization	59.3	53.0	6.3	11.9%	172.4	149.3	23.1	15.5%

EBITDA[a]	$126.3	$125.3	$1.0	0.8%	$370.0	$313.6	$56.4	18.0%

Transaction, integration and restructuring costs	1.7	2.6	(0.9)	-34.6%	3.0	12.1	(9.1)	-75.2%
Rebranding costs	—	0.1	(0.1)	-100.0%	0.9	0.7	0.2	28.6%

Adjusted EBITDA[a] *	$128.0	$128.0	$0.0	0.0%	$373.9	$326.4	$47.5	14.6%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

[b] Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Operations.

* For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the Condensed Consolidated Statements of Operations.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
North America	$597.3	$506.2	$1,712.8	$1,472.7
Europe	919.5	834.5	2,759.9	2,309.2

Total Revenue	$1,516.8	$1,340.7	$4,472.7	$3,781.9

Net Revenue
North America	$572.9	$495.7	$1,635.3	$1,440.8
Europe	718.1	632.8	2,145.0	1,735.8

Total Net Revenue[a]	$1,291.0	$1,128.5	$3,780.3	$3,176.6

Direct Operating Expense
North America	$506.3	$438.2	$1,456.1	$1,270.3
Europe	588.8	510.2	1,745.9	1,404.4

Total Direct Operating Expense	$1,095.1	$948.4	$3,202.0	$2,674.7

Gross Margin
North America	$66.6	$57.5	$179.2	$170.5
Europe	129.3	122.6	399.1	331.4

Total Gross Margin	$195.9	$180.1	$578.3	$501.9

Gross Margin %
North America	11.2%	11.4%	10.5%	11.6%
Europe	14.1%	14.7%	14.5%	14.4%

Total Gross Margin %	12.9%	13.4%	12.9%	13.3%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General and Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Variance	Change%	2018	2017	$ Variance	Change%
Sales, general and administrative expense
Salaries and benefits	$25.7	$19.6	$6.1	31.1%	$78.0	$55.0	$23.0	41.8%
Other sales, general and administrative expense	5.6	3.1	2.5	80.6%	8.4	10.0	(1.6)	-16.0%
Purchased services	11.2	12.4	(1.2)	-9.7%	42.0	39.8	2.2	5.5%
Depreciation and amortization	3.2	0.7	2.5	357.1%	7.5	4.7	2.8	59.6%

Total sales, general and administrative expense	$45.7	$35.8	$9.9	27.7%	$135.9	$109.5	$26.4	24.1%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Variance	Change%	2018	2017	$ Variance	Change%
Revenue	$(32.3)	$(33.1)	$0.8	-2.4%	$(95.0)	$(89.0)	$(6.0)	6.7%
Cost of transportation and services	(31.9)	(30.9)	(1.0)	3.2%	(94.8)	(84.4)	(10.4)	12.3%

Net revenue[a]	(0.4)	(2.2)	1.8	-81.8%	(0.2)	(4.6)	4.4	-95.7%

Direct operating expense	(0.2)	(1.0)	0.8	-80.0%	(0.6)	(0.2)	(0.4)	200.0%
Sales, general and administrative expense
Salaries and benefits	0.1	—	0.1	100.0%	0.1	(2.2)	2.3	-104.5%
Other sales, general and administrative expense	(0.9)	(0.6)	(0.3)	50.0%	(1.5)	(1.2)	(0.3)	25.0%
Purchased services	0.6	(0.6)	1.2	-200.0%	1.8	(1.0)	2.8	-280.0%
Depreciation and amortization	—	—	—	0.0%	—	—	—	0.0%

Total sales, general and administrative expense	(0.2)	(1.2)	1.0	-83.3%	0.4	(4.4)	4.8	-109.1%

Operating income	$—	$—	$—	—	$—	$—	$—	—

Note: Intersegment Eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General and Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Variance	Change%	2018	2017	$ Variance	Change%
Net income attributable to common shareholders [1]	$100.8	$57.5	$43.3	75.3%	$305.2	$124.5	$180.7	145.1%
Distributed and undistributed net income [1]	8.2	5.0	3.2	64.0%	25.4	11.2	14.2	126.8%
Net income attributable to noncontrolling interests	6.2	8.5	(2.3)	-27.1%	22.8	17.4	5.4	31.0%

Net income	115.2	71.0	44.2	62.3%	353.4	153.1	200.3	130.8%

Loss on conversion of convertible senior notes	—	0.1	(0.1)	-100.0%	—	0.5	(0.5)	-100.0%
Debt extinguishment loss	16.8	4.6	12.2	265.2%	27.1	13.6	13.5	99.3%
Other Interest expense	51.0	72.4	(21.4)	-29.6%	165.3	221.9	(56.6)	-25.5%
Income tax provision	41.0	30.4	10.6	34.9%	95.0	48.4	46.6	96.3%
Depreciation and amortization expense	179.9	167.3	12.6	7.5%	527.2	489.1	38.1	7.8%
Unrealized (gain) loss on foreign currency option and forward contracts	(0.7)	9.6	(10.3)	-107.3%	(12.9)	48.7	(61.6)	-126.5%

EBITDA[a]	$403.2	$355.4	$47.8	13.4%	$1,155.1	$975.3	$179.8	18.4%

Transaction, integration and restructuring costs	10.3	13.4	(3.1)	-23.1%	22.9	37.3	(14.4)	-38.6%
Rebranding costs	1.4	0.8	0.6	75.0%	3.8	17.8	(14.0)	-78.7%

Adjusted EBITDA[a]	$414.9	$369.6	$45.3	12.3%	$1,181.8	$1,030.4	$151.4	14.7%

[1]

The sum of quarterly net income attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts due to the impact of the two-class method of calculating earnings per share.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to

Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP net income attributable to common shareholders	$100.8	$57.5	$305.2	$124.5
Loss on conversion of convertible senior notes	—	0.1	—	0.5
Debt extinguishment loss	16.8	4.6	27.1	13.6
Unrealized (gain) loss on foreign currency option and forward contracts	(0.7)	9.6	(12.9)	48.7
Transaction, integration and restructuring costs	10.3	13.4	22.9	37.3
Rebranding costs	1.4	0.8	3.8	17.8
Income tax associated with the adjustments above [1]	(5.2)	(7.1)	(8.8)	(39.4)
Discrete and other tax-related adjustments [2]	—	—	—	(5.8)
Impact of noncontrolling interests on above adjustments	(0.4)	(0.5)	(0.9)	(2.0)
Allocation of undistributed earnings	(1.7)	(1.7)	(2.4)	(5.9)

Adjusted net income attributable to common shareholders[a]	$121.3	$76.7	$334.0	$189.3

Adjusted basic earnings per share[a]	$0.97	$0.65	$2.74	$1.67
Adjusted diluted earnings per share[a]	$0.89	$0.59	$2.48	$1.50
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	125.2	117.5	122.1	113.5
Diluted weighted-average common shares outstanding	136.6	129.8	134.8	126.2
[1] This line item reflects the aggregate tax benefit (provision) of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:
Loss on conversion of convertible senior notes	$—	$—	$—	$0.1
Debt extinguishment loss	4.5	1.3	7.3	4.6
Unrealized (gain) loss on foreign currency option and forward contracts	(0.2)	2.2	(3.4)	16.3
Transaction, integration and restructuring costs	0.5	3.9	3.9	12.5
Rebranding costs	0.4	(0.3)	1.0	5.9

	$5.2	$7.1	$8.8	$39.4

[2]

Adjustments consist of $2.5 million release of reserves related to uncertain tax positions and $3.3 million release of a valuation allowance related to state tax matters for the nine months ended September 30, 2017.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Logistics, Inc.

Reconciliation of Cash Flows From Operating Activities to Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows provided by operating activities	$288.2	$293.6	$536.2	$519.5
Payment for purchases of property and equipment	(145.4)	(127.9)	(413.1)	(389.9)
Proceeds from sales of assets	30.2	17.4	91.7	59.6

Free Cash Flow[a]	$173.0	$183.1	$214.8	$189.2

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Logistics, Inc.

Reconciliation of GAAP Revenue to Organic Revenue

(Unaudited)

(In millions)

	Consolidated
	Three Months Ended September 30,
	2018	2017
Revenue	$4,335.1	$3,887.1
Fuel	(452.3)	(358.6)
Foreign Exchange Rates	15.6	—

Organic Revenue	$3,898.4	$3,528.5

Organic Revenue Growth[a]	10.5%

[a]	Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2017 organic revenue.